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                                  Exhibit 10.1













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                            ASSET PURCHASE AGREEMENT





                       VVI Baytown, Inc. and VVILPTV, Inc.
                                   ("Seller")



                                       and



                         Pappas Telecasting of Houston,
                        a California Limited Partnership
                                  ("Purchaser")




                                                            May 3, 1999






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                            ASSET PURCHASE AGREEMENT


                  This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 3rd day of May, 1999, by and among VVI BAYTOWN, INC. ("VVI BAYTOWN"), a Minnesota corporation and VVILPTV, INC. ("VVILPTV"), a Minnesota corporation, (collectively, "Seller") and PAPPAS TELECASTING OF HOUSTON, A CALIFORNIA LIMITED PARTNERSHIP ("Purchaser"):


                                    RECITALS

                  A. Seller holds the licenses, permits, and authorizations, including the right to file an application for authority to construct a digital television station pursuant to Sections 73.622 and 73.624 of the FCC's rules (collectively, the "FCC Licenses") issued by the Federal Communications Commission (the "FCC") to operate commercial broadcast television station KVVV-TV, Baytown, Texas and commercial low power television station K53FV, Houston, Texas, (collectively, the "Stations"), and the other Assets (as defined in Section 1.1) used in the operation of the Stations.

                  B. Seller desires to sell to Purchaser, and Purchaser desires to purchase and acquire the Assets from Seller for the consideration and upon the terms and conditions herein provided.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                    ARTICLE I
                         ASSETS BEING SOLD AND PURCHASED
                               AND PURCHASE PRICE

                  1.1 ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, convey, transfer, and deliver to Purchaser at the Closing (as defined, in Section 2.1 hereof), and Purchaser shall purchase at the Closing, all of the Seller's right, title, and interest in and to the tangible and intangible assets (except as expressly provided in Section 1.2 hereof) owned by, licensed to, or leased to Seller on the Closing Date (as defined in Section 2.1 hereof) and used in connection with the operation of the Stations (collectively, the "Assets"), including but not limited to:

                        (a) The FCC Licenses and all other licenses, permits or authorizations, if any, issued by the Federal Aviation Administration (the "FAA"), any other regulatory agency, or any Federal, state or local governmental authority to Seller in connection with the ownership and operation of the Stations, as set forth in Schedule 1.1(a) hereto (collectively, and including the FCC Licenses, the "Authorizations");

                        (b) All of Seller's right, title and interest in and to the Stations' transmitters, antenna towers, antenna systems, fixtures, equipment, machinery, tools, inventories of supplies, film, video tapes, including recorded commercials and programming, blank video stock, spare parts, automobiles and other vehicles, furniture, office equipment, and other tangible assets or personal property, which are owned or leased by Seller and used in or relating to the operation of the Stations, the material items of which are set forth in Schedule 1.1(b) hereto




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(collectively, the "Tangible Personal Property"), plus such additions thereto and minus such deletions therefrom as are permitted by the provisions of this Agreement;

                        (c) All right, title, and interest of Seller in and to the Assumed Contracts listed on Schedule 1.1(c) hereto including all film and program contracts, and other leases, contracts, agreements, and commitments entered into in the ordinary course of business of the Stations, and any renewals or extensions thereof, to which Seller is a party or which are binding upon Seller, the Assets, or the Stations, and (i) which are in effect on the date hereof and are listed and described in Schedule 1.1(c) hereto, or (ii) which are entered into by Seller in accordance with the provisions of this Agreement between the date hereof and the Closing Date, and are agreed to be assumed by Purchaser (collectively, the "Assumed Contracts"). For purposes of this Agreement, the term "Material Contracts" shall refer to those Assumed Contracts designated as "Material Contracts" in Schedule 1.1(c) hereto;

                        (d) Seller's right, title and interest in and to the call letters "KVVV", trade names, trademarks, service marks, copyrights, and patents (registered or unregistered, and including applications and licenses therefor) listed and described in Schedule 1.1(d) hereto, together with the goodwill associated therewith, and any logograms, jingles, and other intangible personal property associated therewith;

                        (e)  The real property listed and described in
Schedule 1.1(e) hereto, including the fee estates and buildings, fixtures, and improvements thereon, leasehold interests (including deposits), easements, rights to access, rights-of-way, and other real property interests which are owned by Seller and used in the operation of the Stations as of the date hereof, plus such additions thereto and minus such deletions therefrom as are permitted by the provisions of this Agreement (collectively, the "Real Property");

                        (f) Books, files, and records specifically relating to the Assets, the Stations, and the business or operation of the Stations, including proprietary information, schematics, technical information and engineering data, machinery and equipment warranties, maps, computer discs and tapes, software, drawings, blueprints, plans, and processes developed or acquired by Seller and used or intended for use in connection with the Stations or the Assets, programming information, books of accounts, financial statements, Federal and state sales tax books, records, and returns, employment records, customer lists and files, purchase and sales records, correspondence, advertising records, files, literature, copies of the Assumed Contracts, and the FCC required logs, files, and records, but not including (i) those books, files, and records set forth in Section 1.2 below, and (ii) any corporate or accounting books or records of Seller which do not relate to the operation of the Stations and the Assets, or which relate to Seller's past or current income tax liabilities;

                 (g)   Any accounts receivable of the Stations; and

                 (h) All market data and information relating to the Stations' market in Seller's possession or control.

                 1.2 EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the Assets do not include, and Seller shall not, and is not hereby agreeing to, sell, assign, transfer, deliver, or convey to Purchaser (a) cash and cash equivalents on hand or on deposit in banks, marketable securities, or intercompany or inter-affiliate accounts, (b) the name "ValueVision" or the name of any affiliate thereof, or any logograms, trade names, trademarks, service marks, copyrights, and patents (including applications and licenses therefor) related thereto, except as expressly provided above, (c) any insurance policies, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, other similar items, and any cash surrender value in




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regard thereto; (d) any pension, profit-sharing, or employee benefit plans, including Seller's interest in any welfare plan, pension plan, or benefit arrangement; (e) any collective bargaining agreements; (f) all tax returns and supporting materials, all original financial statements and supporting materials, all books and records that Seller is required by law to retain, and all records of Seller relating to the sale of the Assets; (g) any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods prior to the Closing Date; (h) Seller's production facilities and other property located outside the State of Texas, and (i) any contract, lease, or agreement other than the Assumed Contracts, as set forth in Schedule 1.2.

                 1.3 PURCHASE PRICE. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in consideration for the sale, assignment, conveyance, transfer, bargain, and delivery of the Assets to Purchaser pursuant to the terms hereof, the purchase price hereunder (the "Purchase Price") shall be a total of Twenty-Eight Million Dollars ($28,000,000) in cash payable by Purchaser by wire transfer of immediately available funds, to an account designated by Seller, subject to adjustments as provided in Section
2.3 hereof.

                 (b) At the Closing, Purchaser shall assume and agree to pay and otherwise fully to perform and discharge, and to indemnify Seller against, and hold Seller harmless from, all of Seller's obligations and duties arising on or after the Closing Date (as hereinafter defined) under the Assumed Contracts (the "Assumed Contract Obligations"). Purchaser shall not assume nor become obligated to pay any debt, obligation, or liability of any kind incurred or accrued in connection with the operation of the Stations, except for the Assumed Contract Obligations and such other charges as are specifically allocated to Purchaser in accordance with Schedule 2.3 or elsewhere in this Agreement or which Purchaser expressly agrees in writing to assume.

                 (c) Upon execution and delivery of this Agreement, Purchaser will place in escrow with Norwest Bank Minnesota, National Association (the "Escrow Agent"), pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit A hereto and which is being executed and delivered by Purchaser, Seller and the Escrow Agent contemporaneously herewith, cash, or an irrevocable letter of credit listing the Escrow Agent as beneficiary, in the amount of One Million Four Hundred Thousand Dollars ($1,400,000) (the "Escrow Funds"), which shall be held and released by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. Any Escrow Funds and interest thereon delivered to Seller at Closing shall be credited toward the Purchase Price.

                 1.4 ADDITIONAL FEES. Seller shall bear any and all sales and use taxes, and Seller and Purchaser shall share equally any and all transfer, conveyance, recordation and filing fees, taxes or assessments, including fees in connection with the conveyance of real property and the recordation of instruments related thereto, applicable to, imposed upon, or arising out of the sale, assignment, conveyance, and transfer to Purchaser of the Assets as contemplated by this Agreement.






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                                   ARTICLE II
                         CLOSING AND CLOSING DELIVERIES

                 2.1 CLOSING. The term "Closing" as used herein shall refer to the actual conveyance, transfer, assignment, and delivery of the Assets to Purchaser in exchange for the payment to Seller by Purchaser of the consideration payable pursuant to Section 1.3 hereof on the Closing Date (as hereinafter defined), and shall be deemed effective as of 12:01 a.m. on the Closing Date. The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, counsel to Purchaser, 1299 Pennsylvania Avenue, N.W., Washington, D.C., 20004, at 10:00 A.M. local time on the Closing Date, or at such other place and hour as shall be mutually agreed upon by Purchaser and Seller. The Closing shall be held on the date which is five (5) business days after the date on which the FCC Consent (as defined in Section 3.1) has become a Final Order (as defined in Section 8.1), or such other date as may be agreed upon by Purchaser and Seller (such date hereinafter referred to as the "Closing Date").

                 2.2   CLOSING DELIVERIES.  At the Closing:

                       (a) Seller shall deliver, or shall cause to be delivered, to Purchaser:

                             (i)    A duly executed Bill of Sale and Assignment,
dated the Closing Date, in form and substance reasonably satisfactory to Purchaser;

                             (ii)   A duly executed Assignment or Assignments of
FCC Licenses and other Authorizations, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser;

                             (iii)  In each case where the rights of Seller
under any of the Assumed Contracts listed in Schedule 1.1(c) hereto and designated therein as Material Contracts, or under any of the leases listed on
Schedule 1.1(e), are not assignable to Purchaser as provided herein without the consent of another party, the written consent to such assignment from each such other party (the "Material Consents"), together with such additional written consents to the assignment to Purchaser of other Assumed Contracts listed in
Schedule 1.1(c) as Seller shall have obtained as of the Closing Date. (All of the consents referred to in this Section 2.2(a)(iii), including the Material Consents, shall be referred to herein collectively as the "Consents");

                             (iv)   All of the other documents that are required
to be delivered by Seller to Purchaser pursuant to Section 8.2 hereof;

                             (v)    Such other assignments or documents as are
necessary in order to vest good and marketable title to the Assets in the name of Purchaser or its permitted assigns, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature, except for Permitted Encumbrances (as hereinafter defined), or as may be otherwise permitted by this Agreement. "Permitted Encumbrances" shall mean (A) liens for current taxes not yet due and payable, (B) easements, covenants, conditions, financing agreements and restrictions that are disclosed on Schedule 2.2, and (C) other easements, covenants, conditions, and restrictions of record that affect any real or personal property and do not have a material adverse effect on the use of such real or personal property in the conduct of the business or operations of the Stations or materially detract from the value of such real or personal property in the conduct of the business or operations of the Stations; and

                             (vi)   Such other documents as Purchaser or its
legal counsel may reasonably request in order to carry out the purposes of this Agreement.




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                         (b) Purchaser shall deliver, or shall cause to be
delivered, to Seller;

                                (i)    The Purchase Price, as adjusted, pursuant
to Section 2.3 hereof;

                                (ii)   A duly executed Assumption Agreement,
dated the Closing Date, in form and substance reasonably satisfactory to Seller pursuant to which Purchaser shall assume and undertake to perform the Assumed Contract Obligations (the "Assumption Agreement");

                                (iii)  The documents that are required to be
delivered by Purchaser to Seller pursuant to Section 9.2 hereof; and

                                (iv)   Such other documents as Seller or its
legal counsel may reasonably request in order to carry out the purposes of this Agreement.

                         (c)    Purchaser and Seller shall, upon request, on or
after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments, and doing any and all other acts as may be reasonably required by a party hereto or by its legal counsel in order to consummate or otherwise to implement the transaction contemplated by this Agreement.

                  2.3 PRO-RATED AMOUNTS. Except as otherwise provided in this Agreement, the following items shall be pro-rated as of 12:01 a.m. on the Closing Date and paid, as between Seller, on the one hand, and Purchaser, on the other hand, at the Closing (to the extent possible) in the manner provided for herein below:

                         (a)    All pre-paid expenses and deposits, and all
expenses for which liability has accrued but whose payment is not yet due as of the Closing Date, including but not limited to (i) such expenses in connection with the Assumed Contracts, (ii) rents and deposits, (iii) utility deposits and charges, including electricity, water and sewer charges, (iv) business and license fees and FCC regulatory fees, including any retroactive adjustments thereof, (v) programming payments, costs, and charges (except as otherwise provided in this Agreement), (vi) property and equipment rentals, (vii) applicable copyright or other fees, (viii) sales and service charges, (ix) real and personal property taxes in connection with the Assets, and (x) operating expenses, shall be pro-rated and adjusted between Purchaser and Seller in accordance with the principle that except as otherwise provided in this Agreement, Seller shall be responsible for all expenses, costs, and liabilities allocable to the conduct of the business or operations of the Station up to 12:01 a.m. on the Closing Date and Purchaser shall be responsible for all such expenses, costs and liabilities after 12:01 a.m. on the Closing Date. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any contract other than the Assumed Contracts in Schedule 1.1(c) hereto, or any other obligation or liability not being assumed by Purchaser.

                         (b)    Seller shall deliver to Purchaser, no less than
five (5) business days before the Closing Date, Seller's written good faith estimate of the prorated amounts set forth in Section 2.3(a), as of the Closing Date. Purchaser and Seller will negotiate in good faith to resolve any amounts in such statement which Purchaser may dispute based upon its preliminary review of such statement, and the undisputed portion of the prorated amounts set forth in such statement will then be used to adjust the Purchase Price. Purchaser's failure to dispute any pro-rated amount on such statement prior to Closing shall not be deemed a waiver of its right to challenge any such amount during the post-Closing adjustment process contemplated by Section 2.3(c).

                         (c)    At the conclusion of sixty (60) days from and
after the Closing Date, a final adjustment of the items to be pro-rated between Purchaser and Seller pursuant to Section 2.3(a) hereof shall be




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made. In the event that there is a dispute as to certain amounts, Seller and
Purchaser shall adjust any amounts for which there is no dispute, and attempt in good faith to resolve any disputed amounts.


                                   ARTICLE III
                       FCC APPROVAL AND HART-SCOTT FILING

                  3.1    FCC APPROVAL.

                         (a)    Purchaser and Seller shall jointly file with the
FCC substantially complete applications (the "Applications") to request the FCC's consent to the voluntary assignment of the FCC Licenses from Seller to Purchaser (the "FCC Consent"), within ten (10) business days after the execution of this Agreement. Purchaser and Seller shall each pay its own expenses in connection with the preparation and prosecution of the Applications and shall share any filing fee associated with the Applications equally. Seller and Purchaser shall prosecute the Applications to the FCC, including opposing any petitions to deny filed against any of the Applications, with all reasonable diligence, in order to obtain the FCC Consent promptly and in order to carry out the provisions of this Agreement. If FCC reconsideration or review, or if judicial review, shall be sought with respect to the FCC Consent, by a third party or upon the FCC's own motion, Purchaser and Seller shall cooperate in opposing such requests for FCC reconsideration or review or for judicial review.

                         (b)    If the FCC Consent shall impose any condition
upon any party hereto, such party shall use its best efforts to comply with such condition. If any party to this Agreement shall seek FCC reconsideration or review, or judicial review, of a materially adverse condition imposed by the FCC, the other party shall cooperate fully with the party seeking reconsideration or review of such condition; provided, however, that neither party shall seek or cause to be sought, without the prior written consent of the other party, FCC reconsideration or review, or judicial review, of any condition or qualification that is not a materially adverse condition. For purposes of this Agreement, a "materially adverse condition" shall not include (i) any condition generally applicable to the broadcast industry or a transaction of this kind, (ii) any condition imposed as a result of any act or failure to act by Purchaser, or (iii) any condition imposed as a result of Purchaser's entry into any Other TV Acquisition Agreement (including but not limited to a requirement that Purchaser divest KVVV or another television station).

                  3.2 HART-SCOTT-RODINO FILING. Within thirty (30) days after the execution and delivery of this Agreement, the parties will each complete and file any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and each such filing shall request early termination of the waiting period under the HSR Act. The parties shall use commercially reasonably efforts to respond promptly to any inquiries or requests for documents or information with respect to the transactions contemplated by this Agreement received from the Federal Trade Commission ("FTC") or the Department of Justice ("DOJ"). The fees relating to the filings under the HSR Act will be shared equally by the Seller and Purchaser.


                                   ARTICLE IV
                               COVENANTS OF SELLER

                  4.1 INSPECTION RIGHTS. Until the Closing, upon prior notice, Seller shall, during the Stations' regular business hours, make the studio and office facilities, books, accounts, records, contracts, and documents




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of Seller pertaining to the Stations and included in the Assets available for examination and inspection by Purchaser and its agents, provided that neither the furnishing of such information to Purchaser or its representatives nor any investigation made heretofore or hereafter by Purchaser shall affect Purchaser's right to rely upon any representation or warranty made by Seller in this Agreement, each of which shall survive any furnishing of information to Purchaser or its agents, or any investigation by Purchaser or its agents, subject to Section 6.22 hereof. Any such examination and inspection by Purchaser or by its agents shall be undertaken in a manner designed to minimize the disruption to Seller and to the operations of the Stations.

                  4.2 NO CHANGES. From and after the date hereof to the Closing Date, Seller shall:

                         (a)    operate the Stations' business in the ordinary
course of business, including, without limitation, pay when due all obligations arising under the Assumed Contracts or any other agreements or commitment of the Stations. Consistent with the foregoing, Seller shall keep and maintain the Assets being purchased hereunder in good operating condition and repair (normal wear and tear excepted);

                         (b)    not sell, assign, lease, mortgage, pledge, or
otherwise transfer, or dispose of any of the Assets, or create, assume, or permit to exist any claim, liability, lien, condition, charge, or encumbrance upon any of the Assets, except for (i) liens, charges, and encumbrances in favor of Purchaser, (ii) Permitted Encumbrances; (iii) immaterial items of personal property included in the Assets and sold, or otherwise disposed of in the ordinary and regular course of the operation of the Stations; and (iv) transactions engaged in with Purchaser's written consent first obtained.

                         (c)    except with Purchaser's prior written consent,
not increase or otherwise change the rate or nature of the compensation (including wages, salaries, and bonuses) which is paid or payable to any of the Stations' employees, except in connection with ordinary reviews or promotions consistent with Seller's past practices or the replacement of incumbent personnel consistent with Seller's past practices, pursuant to pre-existing written compensation and fringe-benefit plans, or as otherwise set forth on
Schedule 4.2(c);

                         (d)    except with Purchaser's prior written consent,
not enter into, nor become obligated under, (i) any film or program contract, whether for cash or barter, not terminable at the Closing, or (ii) any other agreement or commitment on behalf of the Stations, except for normal commitments for personal property, services, and advertising time on the Stations entered into in the ordinary and regular course of the operation of the Stations, consistent with the Stations' past and present practices, and which do not provide for payments, in the aggregate, in excess of Ten Thousand Dollars ($10,000.00) during the full terms of all such agreements and commitments, nor materially change, amend, terminate, or otherwise modify any agreement or commitment other than in the ordinary course of business;

                         (e)    maintain insurance policies on the Assets in
accordance with Seller's normal and prudent business practices;

                         (f)    not make, nor commit to make, any payments,
contribution, or award under or into any profit-sharing or similar plan, program, or trust on behalf of employees of the Stations, except in accordance with any such plan, program, or trust currently maintained by Seller, and contributions which are made consistent with past practices;

                         (g)    maintain and preserve the operations of the
Stations and use Seller's commercially reasonable efforts to maintain and preserve audience levels of the Stations, and, consistent with the ordinary course



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of business, the Stations' goodwill and the Stations' present relationships with suppliers and others having business relations with them;

                         (h)    not make any material changes in the broadcast
hours or in the percentages of public affairs and news programming broadcast by the Stations, or make any other material changes in the Stations' programming policies, except such changes as in the good-faith judgment of Seller are required by the public interest;

                         (i)    not do any act which would reasonably be
expected to result in the expiration, revocation, suspension, or modification of any of the Authorizations (other than to correct FCC records), nor fail to do any act necessary in order to prevent the expiration, revocation, suspension, or modification of any of the Authorizations, nor fail to file on a timely basis any application with the FCC with respect to digital television facilities;

                         (j)    not waive or release any material right of
Seller in the Material Contracts;

                         (k)    except as required by law, not enter into any
collective bargaining agreement, or through negotiations or otherwise make any commitment or incur any liability to any labor organization with respect to the employees of the Stations;

                         (l)    not transfer or grant any rights under any
leases, licenses, agreements, trademarks, trade names, or copyrights included in the Assets, and respond substantively to any outstanding matters before the U.S. Patent and Trademark Office;

                         (m)    not introduce any material change to Seller's
method of accounting with respect to the Stations;

                         (n)    not take any material action which is
inconsistent with Seller's obligations hereunder, or which would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement, except as specifically required or permitted herein;

                         (o)    maintain all of the Assets (except for
immaterial Assets with a fair market value, in the aggregate, not exceeding Fifteen Thousand Dollars) or replacements thereof (to the extent required pursuant to this Agreement) and improvements thereon in good condition (ordinary wear and tear excepted) in the usual and customary manner, and in material compliance with the FCC's rules and regulations, and use, operate, and maintain all of the Assets in a reasonable manner, with inventories of spare parts and expendable supplies being maintained at levels reasonably consistent with past practices;

                         (p)    maintain its books and records, including the
record keeping and reporting requirements imposed by the FCC, in accordance with past practices and in material compliance with the FCC's rules and regulations;

                         (q)    promptly notify Purchaser in writing of any
developments, except for matters affecting the television broadcasting industry generally, which singly or in concert with others are material with respect to the business or operations of the Stations or the Assets, and of any material change in any of the information contained in Seller's representations and warranties contained in Article VI hereof or in the schedules hereto, provided that such notification shall not relieve Seller of any obligations hereunder;



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                         (r)    consistent with the needs of the Stations,
maintain film usage schedules and amortization schedules consistent with past practice, and make by the Closing Date all payments under the Assumed Contracts that are due to be paid on or before the Closing Date, and, consistent with past practice, take all action reasonably necessary to preserve in full force and effect the existing rights of Seller under the Assumed Contracts;

                         (s)    prior to the Closing Date, deliver to Purchaser
a list of all material contracts relating to the Stations entered into by Seller between the date hereof and the Closing Date of the type required to be listed in Schedule 1.1(c) hereto, together with copies of such contracts; and

                         (t)    comply in all material respects with all rules
and regulations of the FCC, and all other laws, rules, and regulations to which Seller, the Stations, and the Assets are subject.

                  4.3 WRITTEN CONSENTS. Except as provided in Schedule 4.3, pending the Closing Date, Seller shall proceed with all reasonable diligence and shall use commercially reasonable efforts to obtain the written consents to the consummation of the transactions contemplated by this Agreement from all necessary persons; provided, however, that Seller shall not be required to pay any consideration not otherwise due to any third party for such third party's consent.

                  4.4 AMENDMENT OF LEASE FOR K53FV TRANSMITTER SITE. ValueVision agrees to use commercially reasonable efforts to assist Purchaser in obtaining, prior to Closing, an amendment in form and substance reasonably satisfactory to Purchaser, to the Antenna Site License Agreement dated October 13, 1994 among Metropolitan Life Insurance Co., Metropolitan Tower Realty Co. and ValueVision International, Inc., as amended, to grant the Licensee thereunder the right to mount a dish capable of enabling such Licensee to receive satellite feeds for station K53FV. ValueVision shall be under no obligation to expend funds to obtain such amendment, or to agree to any material adverse change in the Antenna Site License Agreement to obtain the amendment. Notwithstanding the foregoing, except as expressly provided in Section 8.6, the securing of the amendment shall not be a condition precedent to the obligation of Purchaser to close the transactions contemplated hereby.

                  4.5 EXERCISE OF RENEWAL OPTION IN LEASE FOR STUDIO SITE. ValueVision agrees to exercise the renewal option set forth in Section 15 of the Lease Agreement dated August 22, 1994 between ValueVision and Hercules Partners in accordance with the terms thereof.


                                    ARTICLE V
                        SPECIAL COVENANTS AND AGREEMENTS

                  5.1 INDEMNIFICATION REGARDING BROKERS. Seller agrees to indemnify Purchaser, and to hold Purchaser harmless, from and against any claims asserted by any broker or finder, or any person or entity acting or claiming to act in a similar capacity in connection with the sale of the Stations, arising out of the representation made in Section 6.4 by Seller; and Purchaser agrees to indemnify Seller, and to hold Seller harmless, from and against any claims asserted by any broker or finder, or any person or entity acting or claiming to act in a similar capacity in connection with the sale of the Stations, arising out of the representation made in Section 7.6 by Purchaser.

                  5.2 NO BULK SALES. Seller and Purchaser hereby agree that the transactions contemplated by this Agreement are not governed by either the bulk sales laws or the bulk transfer laws of the State of Texas.

                  5.3 COOPERATION. Purchaser and Seller shall cooperate fully with each other and with their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Purchaser and Seller shall execute such other documents as may be necessary and reasonable for the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder. Notwithstanding the foregoing, Seller and Purchaser shall have no obligation (i) to expend funds in order to obtain the Consents (other than any fee payable to the FCC in connection with the filing of the Applications and any fee imposed by the FTC in connection with the filings made pursuant to the HSR
Act), or (ii) to agree to any material adverse change in any Material Contract in order to obtain a Consent with respect thereto.

                  5.4 RISK OF LOSS. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the completion of the Closing, and by Purchaser at all times thereafter, subject to the provisions of this
Section 5.4. In the event of any loss, damage, impairment, confiscation, or condemnation of any of the Assets (a "Loss") prior to the Closing, which Loss shall prevent either Station's signal transmission in accordance with the terms of its FCC License, or which Loss shall materially impair either Station's signal coverage area, Seller shall use commercially reasonable efforts to repair, replace, or restore the Assets affected by such Loss in order to restore the Station's signal coverage substantially as it existed prior to the Loss. Seller and Purchaser agree that in the event the Station is not operating on the scheduled Closing Date, the Closing Date shall be rescheduled to the date which is five (5) business days after the Station's signal coverage has been so restored. In the event of a Loss which prevents either Station's signal transmission, or materially impairs either Station's signal coverage area, for a period of more than forty (40) days, Purchaser may terminate this Agreement pursuant to Section 10.1(a) (ii).

                  5.5    NO INCONSISTENT ACT.

                         (a)    Pending the Closing Date, neither Seller nor
Purchaser shall (i) take any action which is materially inconsistent with their respective obligations hereunder, or which would reasonably be expected to materially hinder or delay the consummation of the transaction contemplated by this Agreement, except as specifically required or permitted herein, or (ii) take or fail to take any action which would render any of its representations set forth in Article VI or VII, as the case may be, no longer accurate or which would be inconsistent with any warranty contained in Article VI or VII, as the case may be.

                         (b)    Pending the Closing Date, Purchaser shall not
acquire or enter into any agreement to acquire any broadcast station or other mass media interest that, in conjunction with Purchaser's acquisition of the Stations, would be inconsistent with 47 C.F.R. ss.73.3555, or would violate any other FCC rule or policy; provided, however, that Seller acknowledges that prior to the Closing Purchaser may seek to enter into an agreement involving the acquisition of another television station that would be inconsistent with Purchaser's acquisition of the Stations under 47 C.F.R. ss.73.3555 ("Other TV Acquisition Agreement"). In the event it enters into such Other TV Acquisition Agreement, Purchaser agrees that it will seek in the Applications (or an amendment thereto, as the case may be) a waiver request consistent with the FCC rules, regulations and policies ("Waiver Request"), in which Purchaser agrees to file with the FCC an application to divest KVVV or such other television station within six months of the later of the Closing under this Agreement and the closing under the Other TV Acquisition Agreement, and to use its best efforts to take any additional steps necessary to obtain FCC, DOJ, and any other governmental approvals required in connection with the consummation of the transactions contemplated by this Agreement. The Waiver Request shall be made no later than fifteen (15) business days following entry into such Other TV Acquisition Agreement, and Purchaser shall take all reasonable action necessary to prosecute the Waiver Request.

                  5.6    NOTIFICATIONS.

                         (a)    Pending the Closing Date, Seller and Purchaser
shall promptly notify each other in writing of any developments, except for matters affecting the television broadcasting industry generally, which singly or in concert with others are material with respect to the ability of such notifying party to consummate the transactions contemplated hereby, and of any material change in any of the information contained in such party's representations and warranties contained in this Agreement, provided that such notification shall not relieve such party of any obligations under this Agreement.

                         (b)    Pending the Closing Date, Purchaser shall
promptly notify Seller in writing of any developments, except for matters affecting the television broadcasting industry generally, of which Purchaser becomes aware, which developments would be reasonably expected to cause the information contained in Seller's representations and warranties to be untrue in any material respect.

                  5.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price set forth in Section 1.3 shall be allocated among the Assets in accordance with the provisions of Section 1060 of the Code and as determined by mutual agreement of Seller and Purchaser. If Seller and Purchaser are unable to agree on the allocation of the Purchase Price within ninety (90) days after the Closing Date, the parties shall jointly appoint and engage an independent accounting or appraisal firm of national or regional repute (the "Arbiter") to resolve any dispute. The determination of the Arbiter shall be binding and conclusive on the parties. The fees and expenses of the Arbiter shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Purchaser and Seller shall each complete, execute and timely file Form 8594 with the Internal Revenue Service with their respective Tax Returns for the taxable year that includes the Closing Date (or such other Internal Revenue Service Form as may then be prescribed for use by the Income Tax Regulations to comply with applicable asset acquisition reporting requirements of Section 1060 of the Code and the Income Tax Regulations thereunder). Purchaser and Seller agree to act in accordance with the allocation of the Purchase Price established pursuant to this Section 5.7 in the preparation and filing of all Tax Returns, including Form 8594.

                  5.8    ENVIRONMENTAL ASSESSMENT.

                         (a)    Within ten (10) days of the date hereof,
Purchaser may order a so-called "Phase One" environmental assessment, (the "Environmental Assessment") of all real properties leased by Seller and included in the Assets. The cost of the Environmental Assessment shall be borne equally by Purchaser and Seller. Within ten (10) days from and after the date of Purchaser's receipt of the report on the Environmental Assessment (the "Environmental Assessment Report"), Purchaser shall supply a copy of the Environmental Assessment Report to Seller and, if the Environmental Assessment Report discloses any material environmental hazard or reasonable possibility of future material liability for environmental damages or clean-up costs (each, an "Environmental Hazard"), Purchaser may request Seller in writing to remedy such Environmental Hazard.

                         (b)    If Purchaser requests that Seller remedy such
Environmental Hazard pursuant to Section 5.8(a), then Seller may, by notice delivered to Purchaser within seven (7) days after receipt of such notice from Purchaser, agree to remedy such Environmental Hazard prior to the Closing Date. If Seller does not agree prior to the end of such seven-day period to remedy such Environmental Hazard prior to the Closing Date, then Purchaser may terminate this Agreement pursuant to Section 10.1(a)(ii) by written notice of termination delivered to Seller within thirty (30) days of the expiration of such seven-day period.

                         (c)    Seller shall use commercially reasonable efforts
to assure that Purchaser's
consultants will have access to the leased real estate included in the Assets for purposes of the Environmental Assessment.

                  5.9 REAL ESTATE ISSUES. Prior to the Closing Date, Purchaser may obtain with respect to each parcel of real estate leased by Seller, a commitment of a title insurance company to issue a lender's title insurance policy insuring the leasehold title of Purchaser and the lien of Purchaser's lender in all leaseholds in a cumulative amount reasonably specified by Purchaser, subject only to (i) the standard exceptions to title insurance that are customarily contained in such title policies; (ii) liens for current state and local property taxes which are not delinquent nor subject to penalty;
(iii) such other matters as are disclosed in Schedule 5.9 hereto; and (iv) any such other imperfection of title, encroachment, easement, covenant, restriction, zoning designation, or violation of existing zoning or building code, ordinance, or law, as the case may be, as would not materially or adversely affect, impair, or interfere with the use of any property affected thereby as heretofore used by Seller or by the Stations. The premiums and any other costs associated with obtaining such title insurance will be shared equally by Purchaser and Seller.

                  5.10 FURTHER ASSURANCES. After the Closing Date, each party will take all action reasonably requested by the other to carry out the intent of this Agreement and to vest good and marketable title to the Assets in Purchaser.

                  5.11 CONTROL OF THE STATIONS. Prior to Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct the operations of the Stations; such operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.


                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser as follows:

                  6.1 GOOD STANDING. VVI Baytown and VVILPTV are corporations duly organized, validly existing, and in good standing under the laws of the State of Minnesota and are duly qualified to conduct business in the State of Texas. Seller has all requisite corporate power and authority (i) to own, lease, and use the Assets as presently owned, leased, and used, (ii) to conduct the business and operations of the Stations as presently conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms and conditions to be performed and complied with by Seller hereunder and thereunder. Seller holds all material rights, franchises, licenses, permits, authorizations, and approvals (governmental and otherwise), including the licenses and permits issued by the FCC, necessary to own and operate its properties and to carry on and conduct the business of the Stations as it is presently carried on and conducted. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the Stations' operations or the Assets.

                  6.2 RIGHT, POWER AND AUTHORITY. Seller has taken all requisite corporate action in order to authorize the execution, delivery, and performance of this Agreement and the consummation of the sale of the Assets and the other transactions contemplated hereby. This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and are the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their terms, except to the extent limited by (i) bankruptcy, insolvency, moratorium, and other laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) principles of public policy, and (iii) court-applied general principles of equity.

                  6.3 NO CONFLICTS OR DEFAULTS. Neither the execution, delivery, nor performance of this Agreement by Seller, nor the consummation of the sale and purchase of the Assets or any other transaction contemplated hereby, after the giving of notice, or the lapse of time, or both, (a) conflicts with, results in a breach of, or constitutes a default under, the articles of incorporation or bylaws of Seller, or any Federal, state or local law, statute, ordinance, rule, or regulation, or any court or administrative order or process applicable to Seller; (b) conflicts with, constitutes grounds for termination of, results in a breach of, constitutes a default under, or accelerates or permits the acceleration of any performance required by the terms of, any contract, agreement, arrangement, commitment, plan, instrument, license, or permit to which Seller is a party or by which Seller or the Assets are bound and which relates to the ownership or operation of the Stations or the Assets (except with respect to any Assumed Contract listed in Schedule 1.1(c) hereto which is not assignable without the consent of another party and with respect to which Seller has notified Purchaser in writing that such consent will not be obtained by Closing); (c) results in the creation of any mortgage, pledge, lien, claim, liability, charge, condition, or encumbrance upon any of the Assets utilized or required in connection with the operation of the Stations, other than as expressly contemplated by this Agreement; or (d) conflicts with the organizational documents of Seller.

                  6.4 BROKER'S FEE. Neither this Agreement, nor the sale and purchase of the Assets contemplated by this Agreement, was induced or procured through the services of any person, firm, corporation, or other entity acting on behalf of or representing Seller as broker, finder, investment banker, financial advisor, or in any similar capacity, except for certain payments made to Michael Jones pursuant to a management consulting agreement, which are the responsibility of Seller.

                  6.5 FCC LICENSES AND OTHER AUTHORIZATIONS. Seller holds the FCC Licenses and other Authorizations identified on Schedule 1.1(a) hereto.
Schedule 1.1(a) includes a true and complete list of the FCC Licenses and all other Authorizations, except as otherwise noted therein. The FCC Licenses give the Seller the right to file an application to construct and operate a digital television station on a paired-channel with station KVVV- TV, pursuant to Sections 73.622 and 73.624 of the FCC's rules. Seller will deliver to Purchaser, upon Purchaser's request, true and complete copies of the Authorizations (including any and all amendments and other modifications thereto). Assuming the due regularity of the FCC's processes in connection therewith, as to which Seller has no contrary knowledge, the FCC Licenses and other Authorizations were validly issued and are in full force and effect. Other than the FCC Licenses and the other Authorizations set forth in Schedule 1.1(a) hereto, no franchises, licenses, permits, approvals, or authorizations are required in order for Seller to own and operate the Stations in the manner and to the full extent that they are operated on the date hereof and on the Closing Date, and none of the FCC Licenses or other Authorizations are subject to any restriction or condition which would limit the full operation of either Station as presently operated or as operated on the Closing Date, other than restrictions of general applicability to the television broadcasting industry as a whole. Except as noted on Schedule 6.5, (a) no action or proceeding is pending or, to the knowledge of Seller, threatened, by or before the FCC or by or before any other governmental body to revoke, refuse to renew, or modify the FCC Licenses or any other Authorizations, other than proceedings of general applicability affecting or purporting to affect all similarly-situated television broadcasting stations, and (b) no applications are currently pending before the FCC with respect to the Stations.

                  6.6 FCC COMPLIANCE. The Stations, their physical facilities, electrical and mechanical systems, and transmitting and studio equipment are operated in all material respects in accordance with the specifications of the FCC Licenses. All reports and other filings required by the FCC with respect to the Stations, including without limitation material required to be placed in the Stations' local public inspection file, have been duly and currently filed in all material respects.

                  6.7 TITLE TO ASSETS. Seller has good and marketable title to all of the Assets, free and clear of any mortgages, pledges, liens, encumbrances, or other charges or rights of others of any kind, except for Permitted Encumbrances.

                  6.8 REAL ESTATE. Schedule 1.1(e) hereto describes all real estate, including all leasehold interests in real estate, included in the Assets, and the nature of the right, title, or interest that Seller has in such real estate. All leases included in the Assets are valid, binding, and enforceable in accordance with their terms, subject to applicable provisions of any subsequently-enacted landlord-tenant laws of the jurisdiction in which each such lease is to be performed, and subject to the qualifications set forth in clauses (i), (ii), and (iii) of Section 6.2 hereof. Seller is not in material breach, nor to the best of Seller's knowledge is any other party in material breach, of the terms of any such leases, or other instruments, except as disclosed in Schedule 1.1(e).

                  6.9 NO LITIGATION OR VIOLATIONS OF LAW. (a) Except for matters affecting the television broadcasting industry generally, and except for those matters set forth in Schedule 6.9(a) hereto, there is no litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any court, commission, agency, or other administrative or regulatory body or authority, pending or, to the knowledge of Seller, threatened, which would reasonably be expected to have a material adverse effect upon the Stations.

                         (b)    Except as disclosed in Schedule 6.9(b) hereto,
there is no labor trouble, dispute, grievance, controversy, strike, union representation, or request for union representation pending, or, to the knowledge of Seller, threatened, against Seller relating to or affecting the business or operation of the Stations.

                         (c)    Seller owns and operates its properties and
assets, and carries on and conducts the business and affairs of the Stations, in material compliance with all Federal, state, and local laws, statutes, ordinances, rules, and regulations. To Seller's knowledge, neither the ownership or use of its properties, nor the conduct of the business or operations of the Stations, conflicts in any material way with the rights of any other person, firm, corporation or entity.

                  6.10 INTELLECTUAL PROPERTY. All patent, trademark, trade name, service mark, or brand name registrations and copyright registrations, licenses, permits, jingles, privileges, and other similar intangible property rights and interests and all pending applications or applications to be filed, if any, therefor, owned by Seller and used in the operation of the Stations are disclosed in Schedule 1.1(d) hereto. Seller has delivered to Purchaser copies of all documents, establishing or supporting Seller's claim to such rights, licenses, or other authority. To the knowledge of Seller, the ownership and operation of the Stations and the Assets, as presently owned and operated, does not infringe upon nor conflict in any material respect with any patent, trademark, trade name, service mark, brand name or copyright of any other person, firm, corporation, or entity.

                  6.11 CONTRACTS. Schedule 1.1(c) hereto sets forth all film and program contracts, personal property leases, and other contracts, agreements, and commitments to which Seller or either Station is a party as of the date hereof and which relate to the Assets, or the operation of the business or affairs of the Stations. Seller will make available to Purchaser, upon Purchaser's request, true and complete copies of all such written contracts, leases, agreements, and commitments, and true and complete memoranda of all oral contracts, leases, agreements, and commitments (including any and all amendments and other modifications to such contracts). Except as otherwise disclosed in
Schedule 1.1(c) hereto, all of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to the qualifications set forth in clauses (i),

(ii), and (iii) of Section 6.2 hereof. Seller is not in material breach, nor to Seller's knowledge is any other party in material breach, of the terms of any of the Assumed Contracts. Except as expressly set forth in Schedule 1.1(c), Seller is not aware of any intention of any party to any Assumed Contract (i) to terminate such Assumed Contract, or to amend the terms thereof, (ii) to refuse to renew the same upon its expiration of its term, or (iii) to renew the same upon its expiration only upon terms and conditions which are more onerous than those pertaining to such existing Assumed Contract. Except as disclosed on
Schedule 1.1(c), all oral contracts set forth thereon are terminable by the Seller at will or upon no more than 30 days notice. Assuming that the Consents shall have been obtained, and except as set forth on Schedule 6.11, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Purchaser in accordance with this Agreement, and such assignment will not affect the validity, enforceability, and continuation of any of the Assumed Contracts. Seller is not party to any agreements pursuant to which Seller has agreed to provide commercial advertising time on the Stations in exchange for property or services in lieu of, or in addition to, cash.

                  6.12 INSURANCE. Seller has in full force and effect insurance insuring the properties and assets of the Stations included in the Assets. Seller will make available to Purchaser, at Purchaser's request, copies of such insurance policies.

                  6.13   ASSETS IN GOOD REPAIR. Except as provided in Schedule
6.13 hereto, the Assets described in Schedule 1.1(b) hereto are in good operating condition and repair (ordinary wear and tear excepted), and are available for immediate use in the business or operations of the Stations.

                  6.14 OPERATIONAL ASSETS. (a) The Assets, and those additional properties and assets of Seller identified in Section 1.2 hereof, constitute all of the assets and properties that Seller owns or leases in connection with its operation of the Stations as of the date hereof.

                         (b)    Schedule 1.1(b) hereto contains descriptions of
all material items which comprise all personal property necessary to conduct the business or operations of the Stations as now conducted, except for those assets described in Section 1.2 hereof. The Assets will permit the Stations to be operated by Purchaser in substantially the manner currently operated by Seller and substantially in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable Federal, state, and local statutes, ordinances, rules and regulations.

                  6.15 REQUIRED CONSENTS. Except for the FCC Consent and the Consents described in Schedule 6.15 hereto, no consent, approval, permit, or authorization of, or declaration to, or filing with, any governmental or regulatory authority or any other third party is required to be obtained by Seller in order (i) to consummate the transactions contemplated by this Agreement, or (ii) to permit Seller to assign or transfer the Assets to Purchaser.

                  6.16 EMPLOYEE BENEFITS. Schedule 6.16 hereto contains a complete list of all of the employees of the Station as of the date hereof, the rate of pay for each such employee, and a list of all Employee Benefit Plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other "Compensation Arrangements," whether or not written, applicable to the employees of Seller or any entity related to Seller (under the terms of Section 414 of the Internal Revenue Code of 1986 (the "Code")). For purposes of the preceding sentence, "Compensation Arrangements" means any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, or profit sharing plan, program, agreement, or arrangement and any other employee benefit plan, program, agreement or arrangement for the benefit of any current or former employee, director, or independent contractor. Seller will, upon Purchaser's request, furnish Purchaser with true and complete copies of any contracts with employees of the Stations. Seller is not aware of the existence of any pending, threatened or anticipated governmental audit or examination of any such Employee Benefit Plan or Compensation Arrangement. There exists no action, suit, or claim (other than routine claims for benefits) with respect to any such plans or arrangements pending, or, to the knowledge of Seller, threatened or anticipated, against any of such Employee Benefit Plan or Compensation Arrangement. Neither Purchaser nor any entity related to Purchaser under Section 414 of the Code, or any officers, directors, partners, employees, or affiliates of the same, shall have any liability, obligation, or responsibility with respect to claims or liabilities arising or accruing under any Employee Benefit Plan or Compensation Arrangement maintained or provided by Seller or any other entity related to Seller under Section 414 of the Code which relates to any period whatsoever. Seller has complied in all material respects with Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (hereinafter collectively referred to as "COBRA"), and will provide such continuation of health benefit coverage to the extent required by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. Neither Purchaser nor any entity related to Purchaser under Section 414 of the Code, or any officers, directors, partners, employees, or affiliates of the same, shall have any liability, obligation, or responsibility with respect to penalties, claims, or liabilities arising or accruing under COBRA with respect to any group health plan maintained by or contributed to by Seller or any entity related to Seller under Section 414 of the Code.

                  6.17 LABOR MATTERS. Seller is not party to, or subject to any, collective bargaining agreements with respect to the Stations, except as described in Schedule 1.1(c) hereto. Seller has no written or oral contracts of employment with any employee of the Stations, other than (i) oral employment agreements terminable at will without penalty, or (ii) those listed in Schedule 1.1(c). Seller will, upon Purchaser's request, provide Purchaser with true and complete copies of all such written contracts of employment, and true and accurate memoranda of any such oral contracts, to the extent such memoranda exist. Except as disclosed in Schedule 6.9(b) hereto, Seller has received no notice alleging that Seller has failed to comply in any material respect with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll-related taxes. No controversies, disputes, or proceedings are pending, or, to the best of Seller's knowledge, threatened or anticipated, between Seller and the employees (singly or collectively) of the Station, except as disclosed in Schedule 6.9(b) hereto. No labor union or other collective bargaining unit represents, or, to the best of Seller's knowledge, claims to represent any of the employees of the Stations. To the best of Seller's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any of Seller's employees at the Station.

                  6.18 TAXES. Except as set forth in Schedule 6.18, Seller has filed or caused to be filed all Federal income tax returns and all other Federal, state, county, local, or city tax returns which are required to have been filed, and Seller has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by Seller to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by generally accepted accounting practices) deemed by Seller to be adequate with respect thereto and except as specified disclosed or scheduled there is no known, threatened or anticipated tax liability. No events have occurred which could impose upon Purchaser any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

                  6.19 REPORTS. Except as stated in Schedule 6.19, all material returns, reports, and statements which either Station is currently required to have filed with the FCC or with any other governmental agency have been filed, and all material reporting requirements of the FCC and other governmental authorities having jurisdiction over the Stations have been complied with. All of such reports, returns, and statements are substantially complete and correct as filed. The Stations' public inspection file is located at the Stations' offices in Houston,

Texas and is in material compliance with the FCC's rules and regulations.

                  6.20 BALANCE SHEET. Attached as Schedule 6.20 is a true and complete copy of the unaudited balance sheet (the "Balance Sheet") of Station KVVV-TV as of January 31, 1999 (the "Balance Sheet Date"). The Balance Sheet has been prepared from the books and records of the Seller and presents fairly, in all material respects, the financial condition of Station KVVV-TV as of the Balance Sheet Date.

                  6.21 NO CHANGES. Since the Balance Sheet Date, Seller has conducted the business and operations of the Stations only in the ordinary course, and has not:

                         (a)    Suffered any material adverse change in the
condition of the Stations, including any material damage, destruction, or loss affecting the Assets; or

                         (b)    Made any sale, assignment, lease, or other
transfer of any of the Assets, other than in the normal and usual course of business, with suitable replacements being obtained therefor to the extent required by this Agreement.

                  6.22 SURVIVAL. Each of Seller's representations and warranties set forth in this Agreement shall survive the Closing of the transactions herein contemplated, and shall not be merged therein, for a period of twelve (12) months from and after the Closing Date.

                                   ARTICLE VII
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  7.1 GOOD STANDING. Purchaser is a limited partnership, validly organized and in good standing under the laws of the State of California, and on the Closing Date will be duly qualified to conduct business in the State of Texas.

                  7.2 RIGHT, POWER AND AUTHORITY. Purchaser has the full power and authority to enter into, to execute and deliver, and to perform its obligations under, this Agreement, the Assumption Agreement, the Escrow Agreement, and any other instruments contemplated hereby, and Purchaser has taken all requisite action in order to authorize the execution, delivery, and performance of this Agreement, the Assumption Agreement, and the Escrow Agreement, and the consummation of the purchase of the Assets and the other transactions contemplated hereby and thereby. This Agreement, the Assumption Agreement, and the Escrow Agreement have been duly executed and delivered by Purchaser and are the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent limited by (i) bankruptcy, insolvency, moratorium, and other laws of general applicability relating to or affecting the enforcement of creditors' rights, and (ii) court-applied general principles of equity.

                  7.3    LICENSEE QUALIFICATIONS. Except as set forth on
Schedule 7.3 hereto, there is no fact that would, under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC, each as in effect on the date of this Agreement, disqualify Purchaser from holding the FCC Licenses. Purchaser has sufficient net liquid assets on hand or available from committed sources to consummate the transactions contemplated by this Agreement and to operate the Stations for three (3) months after Closing and is otherwise financially qualified under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC, each as in effect on the date of this Agreement, to be the holder of the FCC Licenses.

                  7.4 NO CONFLICTS OR DEFAULTS. Neither the execution, delivery, nor performance of this Agreement by Purchaser, nor the consummation of the sale and purchase of the Assets or any other transaction contemplated hereby or thereby, after the giving of notice, or the lapse of time, or both,
(a) conflicts with, results in a breach of, or constitutes a default under any Federal, state, or local law, statute, ordinance, rule, or regulation, or any court or administrative order or process applicable to Purchaser, (b) conflicts with, constitutes grounds for termination of, results in a breach of, constitutes a default under, or accelerates or permits the acceleration of any performance required by the terms of, any material contract, agreement, arrangement, commitment, plan, instrument, license, or permit to which Purchaser is a party or by which Purchaser is bound and which might materially affect Purchaser's ability to perform its obligations under this Agreement, or (c) conflicts with the organizational documents of Purchaser.

                  7.5 REQUIRED CONSENTS. Except for the FCC Consents and the Consents described in Schedule 7.5 hereto, no consent, approval, permit, or authorization of, or declaration to, or filing with, any governmental or regulatory authority or any other third party is required to be obtained by Purchaser in order (i) to consummate the transactions contemplated by this Agreement, or (ii) to permit Purchaser to acquire the Assets from Seller.

                  7.6 BROKER'S FEE. Neither this Agreement, nor the sale and purchase of the Assets contemplated by this Agreement, was induced or procured through the services of any person, firm, corporation, or other entity acting on behalf of or representing Purchaser as broker, finder, investment banker, financial advisor, or in any similar capacity, other than Gammon Media Brokers, Inc., whose fees and commissions Purchaser shall be solely responsible for.

                  7.7 SURVIVAL. Each of Purchaser's representations and warranties set forth in this Agreement shall survive the Closing of the transactions herein contemplated, and shall not be merged therein, for a period of twelve (12) months from and after the Closing Date.

                                  ARTICLE VIII
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser hereunder to close the transactions herein contemplated are subject to the following conditions precedent (unless any such conditions are waived in writing by Purchaser, in Purchaser's sole discretion):

                  8.1    CONDITIONS.

                         (a)    All warranties and representations made by
Seller herein to Purchaser (except for any such representation or warranty that expressly relates solely to a date prior to the Closing Date), after disregarding any materiality qualifications contained therein, shall be true and correct on and as of the Closing Date, with the same effect as if such warranties and representations had been made by Seller to Purchaser on and as of the Closing Date, with only such exceptions as would not, in the aggregate, be reasonably expected to have a material adverse impact on the Assets or the operation of the Stations;

                         (b)    Seller shall have performed and complied in all
material respects, after disregarding any materiality qualifications contained therein, with all agreements, covenants, and conditions herein required to be performed or complied with on Seller's part on or prior to the Closing Date, with only such exceptions as would not, in the aggregate, be reasonably expected to have a material adverse impact on the Assets or the operation of the Stations;

                         (c)    each of the Material Consents shall have been
duly obtained and delivered to Purchaser, with no material adverse change to the terms of the Assumed Contracts with respect to which such Material Consent shall have been obtained, unless Purchaser shall have consented in writing to such change;

                         (d)    Seller shall be the holder of the FCC Licenses
and there shall not have been any modification with respect to such FCC Licenses which has a materially adverse effect on either Station or the conduct of its business or operations other than proceedings generally applicable to the television broadcast industry;

                         (e)    no proceeding shall be pending, the effect of
which would be to revoke, cancel, fail to renew, suspend, or adversely modify the FCC Licenses;

                         (f)    Seller shall have made, or shall stand willing
and able to make, all deliveries to Purchaser required to be made pursuant to this Agreement;

                         (g)    between the date of this Agreement and the
Closing Date, there shall have been no material adverse change in the condition of either Station or of the Assets;

                         (h)    the consent of any governmental authority
required to be obtained for the consummation of the transactions contemplated by this Agreement shall have been obtained, and the waiting period with respect to the filings made by the parties under the HSR Act shall have expired or been terminated; and

                         (i)    the FCC Consent shall have been granted without
any materially adverse condition to Purchaser, such FCC Consent shall be in full force and effect, and, unless waived by the Purchaser, such FCC Consent shall have become a Final Order. For the purpose of this Agreement, an action or order of the FCC granting the FCC's Consent shall be deemed to have become a "Final Order" when such action or order shall have been issued by the FCC in writing, setting forth the FCC Consent, and (i) so long as such action or order shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and (ii) so long as no protest, request for stay, reconsideration or review by the FCC on its own motion or by any third party, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order shall be pending, when the period provided by law for initiating such protest, request for stay, reconsideration or review by the FCC on its own motion, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order shall have expired.

                  8.2 DELIVERIES TO PURCHASER. At the Closing there shall be delivered to Purchaser:

                         (a)    The opinion of Seller's legal counsel, dated the
Closing Date in substantially the form of Schedule 8.2(a);

                         (b)    Certificates dated as of the Closing Date,
executed by an officer of Seller certifying (i) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date, except for changes contemplated by this Agreement and except for representations and warranties expressly made solely as of a prior date; (ii) that Seller has, in all material respects, performed all of its obligations and complied with all of its covenants set forth in this Agreement to be performed and complied with by it prior to or on the Closing Date; and (iii) that Seller is not aware of any basis for a claim for indemnification under Article XI hereof which could be asserted against Purchaser after the Closing;

                         (c)    For each leasehold interest included in the
Assets, certificates of estoppel and, if requested by Purchaser, non-disturbance and attornment commitments, from the respective landlords of such leaseholds, acknowledging the existence of the lease for each such leasehold interest, certifying that each such lease remains in full force and effect and that Seller is not in material breach thereof or in default thereunder, certifying that there have been no oral modifications to the lease for each such leasehold interest and that copies of all written modifications have been provided, certifying the amount of the then current rental for the leasehold interest and whether such landlord holds a security deposit for such leasehold, certifying the date of the expiration of the leasehold interest and that no rent due under the lease for each such leasehold that is due and payable has not been paid in full, and consenting to the assignment by Seller to Purchaser of each such leasehold interest without material adverse changes in the terms of each such lease;

                         (d)    A written report on the results of searches in
the names of Value Vision International, Inc. and KVVV for tax, lien, and judgment filings in the Secretary of State's records of the State of Texas and in the records of any county in which the Assets and the current studio(s) are located, such searches having been made no earlier than thirty (30) days prior to the Closing Date, and the cost of which searches shall be borne equally by Seller and Purchaser;

                         (e)    Subject to the provisions of Section 1.2 hereof,
copies of all Authorizations, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all files and records regarding the Assets and used by Seller in connection with the Assets and the Stations' operations (provided, however, that such Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all such files and records shall be deemed to have been delivered to Purchaser if the same shall be located at the premises of the Station on the Closing Date); and

                         (f)    The documents and instruments required to be
delivered by Seller to Purchaser at the Closing under Section 2.2(a) hereof.

                  8.3 NO CHALLENGES. No proceeding or formal investigation by or before any court or governmental agency shall be pending or threatened which would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

                  8.4 TITLE INSURANCE. Purchaser shall have received the title insurance commitments described in Section 5.9.

                  8.5 ORGANIZATIONAL DOCUMENTS. Purchaser shall have received from Seller certificates from the Secretaries of State of Minnesota and Texas as to the good standing of each Seller in such States, and a copy of the resolutions of the shareholders and directors of each Seller authorizing its execution and delivery of this Agreement and its performance of its obligations hereunder, which copies shall be certified by an appropriate officer of such Seller, such certification to be reasonably satisfactory to Purchaser.

                  8.6 MICROWAVE LINK/LEASE AMENDMENT. Either (i) Seller shall have entered into a binding written agreement, in form and substance reasonably acceptable to Purchaser and with a term contemporaneous with the term of the lease pursuant to which Seller leases space for the antenna and transmitter for station K53FV that permits Seller and its assignees to receive satellite feeds for delivery by Seller or its assignee to station K53FV's transmitter site, or (ii) the amendment contemplated by Section 4.4 shall have been entered into.


                                   ARTICLE IX
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

                  The obligations of Seller hereunder to close the transactions herein contemplated are subject to the following conditions precedent (unless any such conditions are waived in writing by Seller, in Seller's sole discretion):

                  9.1    CONDITIONS.

                         (a)    All warranties and representations made by
Purchaser herein to Seller (except for any such representation or warranty that expressly relates solely to a date prior to the Closing Date), after disregarding any materiality qualifications contained therein, shall be true and correct in all material respects on and as of the Closing Date, with the same effect as if such warranties and representations had been made by Purchaser to Seller on and as of the Closing Date, with only such exceptions as would not, in the aggregate, be reasonably expected to have a material adverse impact on the Assets or the operation of the Stations;

                         (b)    Purchaser shall have performed and complied in
all material respects, after disregarding any materiality qualifications contained therein, with all agreements, covenants, and conditions herein required to be performed or complied with on Purchaser's part on or prior to the Closing Date, with only such exceptions as would not, in the aggregate, be reasonably expected to have a material adverse impact on the Assets or the operation of the Stations;

                         (c)    Purchaser shall have made, or shall stand
willing and able to make, all deliveries to Seller required to be made pursuant to this Agreement;

                         (d)    the consent of any governmental authority
required to be obtained for the consummation of the transactions contemplated by this Agreement shall have been obtained, and the waiting period with respect to the filings made by the parties under the HSR Act shall have expired or been terminated; and

                         (e)    the FCC Consent shall have been granted and
shall be in full force and effect.

                  9.2 DELIVERIES TO SELLER. At the Closing there shall be delivered to Seller:

                         (a)    A certificate, dated as of the Closing Date,
executed by an officer of Purchaser, certifying that (i) the representations and warranties of Purchaser contained in this Agreement are true and complete in all material respects as of the Closing Date, except for changes contemplated by this Agreement and except for representations and warranties expressly made as of a prior date; (ii) Purchaser has, in all material respects, performed all of its obligations and complied with all of its covenants set forth in this Agreement to be performed and complied with prior to or on the Closing Date; and
(iii) Purchaser is not aware of any basis for a claim for indemnification under
Article XI hereof which could be asserted against Seller after the Closing.

                         (b)    The documents and instruments required to be
delivered by Purchaser to Seller at the Closing under Section 2.2(b) hereof.

                  9.3 NO CHALLENGES. No proceeding or formal investigation by or before any court or governmental agency shall be pending or threatened which would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

                  9.4 ORGANIZATIONAL DOCUMENTS. Seller shall have received from Purchaser certificates from the Secretaries of State of California and Texas as to the good standing of Purchaser in such states, and a copy of the resolutions of the general partners of Purchaser authorizing its execution and delivery of this Agreement and its performance of its obligations hereunder, which copies shall be certified by a general partner of Purchaser, such certification to be reasonably satisfactory to Seller.


                                    ARTICLE X
            RIGHTS OF PURCHASER AND SELLER UPON TERMINATION OR BREACH

                  10.1   TERMINATION.

                         (a)    This Agreement may be terminated by either
Purchaser or Seller (if the terminating party is not then in breach of any material provision of this Agreement), upon written notice to the other party, upon the occurrence of any of the following:

                                (i)  if at any time prior to the Closing Date,
there shall have occurred a material breach of a representation or warranty of the non-terminating party contained herein, or a material default in the performance by the non-terminating party of a covenant or obligation of such non-terminating party contained herein, and if such breach or default shall not have been cured within ninety (90) days, with curative steps having been commenced within fifteen (15) days, from and after the date upon which written notice thereof shall have been given to the nonterminating party by the terminating party;

                                (ii) pursuant to Sections 5.4 or 5.8 of this
                         Agreement;

                                (iii) if the FCC denies the Applications by
                         Final Order;

                                (iv) by mutual agreement of Seller and
                         Purchaser; and

                                (v)  if the Closing has not occurred by the
first anniversary date of this Agreement (the "First Anniversary"); provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1(a)(v) if the Closing shall not have occurred by the First Anniversary on account of any delay attributable in whole or in part to Purchaser's entry into an Other TV Acquisition Agreement.

                         (b)    Seller may terminate this Agreement upon written
notice to Purchaser (i) if Purchaser fails to file the Waiver Request within the time period specified in Section 5.5(b) or to prosecute the Waiver Request with all reasonable diligence; (ii) if Purchaser fails to use its best efforts to take any additional steps necessary to obtain FCC, DOJ, and any other governmental approvals required in connection with the consummation of the transactions contemplated by this Agreement; (iii) if the FCC denies the Waiver Request and such denial has become a Final Order; or (iv) if the Closing has not occurred by the First Anniversary as a result of a delay attributable, in whole or in part, to Purchaser's entry into an Other TV Acquisition Agreement; provided, however, that Seller shall not have the right to terminate this Agreement upon the occurrence of any of the events set forth in clauses (i) and
(ii) of this Section 10.1(b) unless Purchaser shall not have cured such failure within ten business days after receiving written notice of such failure from Seller.

                  10.2 EFFECT OF BREACH. The parties agree that they shall each have the rights and remedies set forth in this Agreement for any breach hereof and expressly waive any and all other rights and remedies at law or in equity.

                  10.3 RELEASE OF ESCROW; LIQUIDATED DAMAGES. If this Agreement is terminated by Seller pursuant to Section 10.1(a)(i) or 10.1(b), Purchaser and Seller shall jointly instruct the Escrow Agent to disburse the Escrow Funds to or at the discretion of Seller as and for liquidated damages and full payment and the exclusive remedy for any damages suffered by Seller by reason of such event. The parties hereto agree in advance that actual damages would be difficult to ascertain and that the sum of One Million Four Hundred Thousand Dollars ($1,400,000) is a fair and equitable amount to reimburse Seller for damages sustained due to such event. In the event this Agreement is terminated under any other provision of Section 10.1, Purchaser and Seller shall jointly instruct the Escrow Agent to disburse the Escrow Funds to or at the discretion of Purchaser.


                                   ARTICLE XI
                                 INDEMNIFICATION

                  11.1 CONTINUING EFFECT. All representations and warranties contained in this Agreement shall survive the Closing for the periods provided in Sections 6.22 and 7.7 hereof. The covenants contained in Sections 2.2(c), 2.3(c), 5.1, 5.7, 5.10, 11.2, 11.4, 12.1 and 12.2 of this Agreement shall survive the Closing of the transactions herein contemplated, and shall not be merged therein. All other covenants contained in this Agreement shall expire at, and shall not survive, the Closing. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to the enforcement of any representation, warranty, or covenant contained herein.

                  11.2 INDEMNIFICATION BY SELLER. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Purchaser, or any information that Purchaser may have, Seller shall (subject to the provisions of Section 11.3 hereof) indemnify Purchaser and hold Purchaser harmless from and against, and shall reimburse Purchaser for,

                         (a)    any and all losses, liabilities, or damages
resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered or to be delivered to Purchaser under this Agreement;

                         (b)    any and all obligations of Seller not included
in the Assumed Contract Obligations;

                         (c)    any and all losses, liabilities, or damages
resulting from Seller's operation or ownership of the Stations and/or the Assets prior to the Closing Date, including any and all liabilities arising under the Authorizations or the Assumed Contracts which relate to events occurring prior to the Closing Date, except to the extent otherwise provided in this Agreement; and

                         (d)    any and all actions, suits, proceedings, claims,
demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.

                  11.3 INDEMNIFICATION LIMITATIONS OF SELLER. Seller's obligation to indemnify Purchaser and to hold Purchaser harmless from and against, and to reimburse Purchaser for, losses, liabilities, damages, obligations, actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses (collectively, "Losses"), pursuant to Section 11.2 hereof, shall be subject to the following limitations:

                         (a)    Purchaser shall not be entitled to any
indemnification from Seller, unless and until (i) the total value of all of Purchaser's claims for indemnification for Losses resulting from breaches of Seller's representations and warranties contained in Sections 6.7, 6.13, and 6.14, as such Sections relate to tangible personal property included in the Assets, shall have exceeded Twenty-Five Thousand Dollars ($25,000), or (ii) the total value of all of Purchaser's claims for indemnification by Seller for all other Losses shall have exceeded Seventy-Five Thousand Dollars ($75,000), whereupon, in either such case, Seller shall then indemnify Purchaser for all such claims;

                         (b)    Purchaser shall not be entitled to
indemnification from Seller in excess of the amount of the Purchase Price.

                         (c)    Purchaser shall not be entitled to
indemnification from Seller for any claim based upon an alleged breach of or default under any representation, warranty, or covenant of Seller that shall have expired pursuant to Section 6.22 or 11.1 hereof, unless Purchaser shall have notified Seller in writing of such claim for indemnification prior to such expiration date.

                  11.4 INDEMNIFICATION BY PURCHASER. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information that Seller may have, Purchaser shall (subject to the provisions of Section 11.5 hereof) indemnify Seller and hold Seller harmless from and against, and shall reimburse Seller for:

                         (a)    any and all losses, liabilities, or damages
resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Purchaser contained herein or in any certificate, document, or instrument delivered or to be delivered to Seller under this Agreement;

                         (b)    any and all losses, liabilities, or damages
resulting from Purchaser's operation or ownership of the Stations on and after the Closing Date, including any and all liabilities arising under the Authorizations or the Assumed Contracts which relate to events occurring on and after the Closing Date;

                         (c)    any and all actions, suits, proceedings, claims,
demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing; and

                         (d)    any Assumed Contract Obligations.

                  11.5 INDEMNIFICATION LIMITATIONS OF PURCHASER. Purchaser's obligation to indemnify Seller and to hold Seller harmless from and against, and to reimburse Seller for, Losses pursuant to Section 11.4 hereof, shall be subject to the following limitations:

                         (a)    Seller shall not be entitled to any
indemnification from Purchaser, unless and until the total value of all of Seller's claims for such indemnification by Purchaser shall have exceeded Seventy-Five Thousand Dollars ($75,000), whereupon Purchaser shall then indemnify Seller for all such claims;

                         (b)    Seller shall not be entitled to indemnification
from Purchaser in excess of the amount of the Purchase Price.

                         (c)    Seller shall not be entitled to indemnification
from Purchaser for any claims based upon an alleged breach of or default under any representation, warranty, or covenant of Purchaser that shall have expired pursuant to Section 7.7 or 11.1 hereof, unless Seller shall have notified Purchaser in writing of such claim for indemnification prior to such expiration date.

                  11.6 INDEMNIFICATION PROCEDURE. The procedure for indemnification pursuant to Sections 11.2 and 11.4 hereof shall be as follows:

                         (a)    The party claiming indemnification (the
"Claimant") shall promptly give notice to the party from whom such indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties hereto or brought by a third party against Claimant, specifying in such notice (i) the factual basis for such claim, and (ii) the amount of the claim, if known. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) days after written notice of such action, suit, or proceeding was given to Claimant; provided, however, that failure of Claimant to give such notice within such five day period shall limit Claimant's right to indemnification hereunder only to the extent the Indemnifying Party's defense of such claim is actually prejudiced by such delay.

                         (b)    Following receipt of notice from Claimant of a
claim, the Indemnifying Party shall have thirty (30) days in which to make such investigation of the claim as Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, Claimant agrees to make available to Indemnifying Party and/or to its authorized representative(s) the information relied upon by Claimant to substantiate the claim. If Claimant and Indemnifying Party shall have agreed at or prior to the expiration of the said thirty (30) day period (or any mutually agreed-upon extension thereof) to the validity and amount of such claim, Indemnifying Party shall immediately pay to Claimant the amount so agreed upon. If Claimant and Indemnifying Party shall not have agreed to the validity and amount of such claim within the said thirty (30) day period (or any mutually agreed-upon extension thereof), Claimant may seek appropriate legal remedy.

                         (c)    With respect to any claim by a third party as to
which Claimant is entitled to indemnification hereunder, Indemnifying Party shall have the right at its own expense to participate in or to assume control of the defense of such claim, and Claimant shall cooperate fully with Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by Claimant as the result of a request to Claimant by Indemnifying. Party. If Indemnifying Party elects to assume control of the defense of any third-party claim, Claimant shall have the right to participate in the defense of such claim at Claimant's own expense; provided, however, that Claimant's participation shall not interfere with Indemnifying Party's defense of such claim. If Indemnifying Party does not elect to assume control or otherwise to participate in the defense of any third-party claim, Indemnifying Party shall be bound by the results obtained by Claimant with respect to such claim.

                         (d)    If a claim, whether between the parties hereto
or by a third party, shall require immediate action, the parties hereto will make every effort to reach a decision with respect thereto as expeditiously as possible.

                         (e)    The indemnification rights provided in Sections
11.2 and 11.4 hereof shall extend to the partners, shareholders, directors, officers, employees, and representatives of Claimant, although for the purpose of the procedures set forth in this Section 11.6, any indemnification claims by such parties shall be made by and through Claimant.

                  11.7 EXCLUSIVE REMEDY. After the Closing, the exclusive remedy of Seller or Purchaser with respect to any claim of the type described in
Section 11.2 or Section 11.4 shall be a claim for indemnification pursuant to the terms and conditions of this Article XI.

                                   ARTICLE XII
                                  MISCELLANEOUS

                  12.1 RESPECTIVE COSTS. Except as otherwise specifically provided herein, Purchaser on the one hand, and Seller on the other, will each pay its own costs and expenses (including attorneys' fees, accountants' fees, and other professional fees and expenses) in connection with the negotiation, preparation, execution, delivery, and performance of this Agreement and the consummation of the purchase and sale of the Assets and the other transactions contemplated by this Agreement.

                  12.2 BOOKS AND RECORDS. For a period of five (5) years from the Closing Date, Purchaser will not destroy nor otherwise dispose of any of the books and records of the Stations acquired by Purchaser hereunder, unless consented to in advance in writing by Seller, without first offering to surrender to Seller such books and records or any portion thereof that Purchaser may intend to destroy or dispose of. Purchaser shall allow Seller's representatives, attorneys, and accountants access to such books and records, upon Seller's reasonable request therefor and during Purchaser's normal business hours, for examination and/or copying.

                  12.3 ENTIRE UNDERSTANDING. This Agreement, including the Schedules and Exhibits hereto, and the Escrow Agreement, contain the entire understanding among the parties hereto with respect to the transactions contemplated herein and therein, and supersede all negotiations, representations, warranties, commitments, offers, letters of intent, contracts, agreements, understandings, and writings not set forth herein or therein. No waiver and no modification or amendment of any provision of this Agreement shall be effective, unless specifically made in writing and duly signed by all parties hereto.

                  12.4   CONFIDENTIALITY.

                         (a)    Except as necessary for the consummation of the
transactions contemplated by this Agreement, and except as and to the extent required by law, including disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will keep confidential any information obtained from any other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to any other party that furnished it with information in connection with the transactions contemplated by this Agreement all such information.

                         (b)    No party shall publish any press release or make
any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each other party, which shall not be withheld unreasonably; provided, however, that nothing contained in this Agreement shall prevent any party, after notification to each other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Purchaser acknowledges and agrees that ValueVision is required by law to disclose the terms of this transaction in a press release and a Form 8-K to be filed with the Securities and Exchange Commission, which Form 8-K will contain a copy of this Agreement as an exhibit thereto.




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



                  12.5 HEADINGS. The Article headings contained herein are for convenience and for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                  12.6 COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument.

                  12.7 CHOICE OF LAW. This Agreement shall be governed by, and shall be construed in accordance with, the internal laws of the State of New York governing contracts made and to be performed entirely within such State, without reference to any choice-of-law principles of the laws of such State. If any provision herein shall be held to be invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or the enforceability of any other provision herein.

                  12.8 BENEFIT AND BIDDING EFFECT. This Agreement shall be binding upon, and shall insure to the benefit of, the successors and permitted assigns of the parties hereto. No party may assign any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed, or except that (i) without the consent of Seller, Purchaser may assign its rights, interests and obligations under this Agreement to any entity more than 50% of the equity of which is owned, directly or indirectly, by Harry J. Pappas (a "Pappas Entity"), and (ii) without the consent of Purchaser, Seller may assign its rights, interests and obligations under this Agreement to ValueVision International, Inc. ("ValueVision") in connection with the assignment of all its assets and liabilities to ValueVision. Notwithstanding the foregoing, no assignment by Seller or Purchaser shall be permitted after the applications requesting FCC Consent to the transactions contemplated herein have been filed with the FCC if such an assignment would result in a situation in which a new file number will be assigned to any such application under 47 C.F.R. ss. 73.3572. If Seller assigns all its assets to ValueVision and, in connection therewith, ValueVision assumes all obligations and liabilities of Seller under this Agreement, Purchaser and Seller agree to amend this Agreement so as to eliminate Seller as a party hereto and to reflect the assumption by ValueVision of all obligations and liabilities of Seller under this Agreement. If Purchaser assigns its rights, interests and obligations under this Agreement to a Pappas Entity, Seller and Purchaser agree to amend the Agreement so as to eliminate Purchaser as a party hereto and to reflect the assumption by the Pappas Entity of all obligations and liabilities of Purchaser under this Agreement.

                  12.9 NOTICES. (a) All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be delivered in person or sent by overnight private commercial delivery service or by certified or registered United States mail, postage prepaid, and addressed as follows:

to Seller:

                  KVVV Baytown, Inc.
                  6740 Shady Oak Road
                  Eden Prairie, MN

                  Attention: David T. Quinby, Esq.






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



with copies to (which shall not constitute notice to Seller):

                 Wilmer Cutler & Pickering
                 2445 M Street, NW
                 Washington, DC  20037-1420

                 Attention:  Carolyn Cox, Esq.

to Purchaser:

                 Pappas Telecasting of Houston, a California Limited Partnership 500 South Chinowth Road
                 Visalia, California 93277

                 Attention: Mr. Harry J. Pappas

with copies to (which shall not constitute notice to Purchaser):

                 Paul, Hastings, Janofsky & Walker LLP
                 1299 Pennsylvania Avenue, N.W.
                 10th Floor
                 Washington, DC 20004

                 Attention: David D. Burns, Esq.

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 12.9, shall be effective upon such delivery.

                        (b) Either party may from time to time change its address for the purpose of the giving of notices to that party, by giving to the other party a notice specifying a new address in compliance with the provisions of this Section 12.9.

                  12.10 VALUEVISION'S COVENANT. ValueVision agrees to cause Seller to perform each of Seller's covenants and agreements contained in this Agreement, and further agrees that ValueVision shall be liable to the same extent as Seller for any non-performance of Seller's covenants and agreements contained in this Agreement. ValueVision also agrees to use commercially reasonable efforts to obtain the Material Consents of any third parties required for the assignment to Purchaser of Material Contracts set forth on Schedule 1.1(c) to which ValueVision is a party and, assuming such Material Consents are obtained, shall assign such Material Contracts to Purchaser at Closing. Notwithstanding the foregoing, ValueVision shall have no obligation to expend funds in order to obtain the Material Consents or to agree to any material adverse change in any Material Contract in order to obtain the Material Consents.

                  12.11 SPECIFIC PERFORMANCE. Each of Purchaser and Seller acknowledges and agrees that Purchaser would be damaged irreparably in the event Seller fails to transfer the Assets to Purchaser upon satisfaction of the conditions set forth in Section 9.1 of this Agreement. Accordingly, Purchaser and Seller agree that Purchaser shall be entitled to enforce specifically the provisions of Section 1.1 of this Agreement and the terms and provisions hereof, upon satisfaction of the conditions set forth in Section 9.1.

                  IN WITNESS WHEREOF, the parties hereto have caused their hands and seals to be affixed herein below on the date and year first above written.

                                           KVVV BAYTOWN, INC.



                                           By:  /s/ Gene McCaffery
                                              ---------------------------------
                                                Name: Gene McCaffery
                                                Title: Chief Executive Officer

                                           VVILPTV, INC.



                                           By:  /s/ Gene McCaffery
                                              ---------------------------------
                                                Name: Gene McCaffery
                                                Title: Chief Executive Officer


                                           PAPPAS TELECASTING OF HOUSTON, A
                                           CALIFORNIA LIMITED PARTNERSHIP



                                           By:  /s/ Harry J. Pappas
                                             ----------------------------------
                                                Name: Harry J. Pappas
                                                Title: General Partner


AS TO SECTIONS 4.4, 4.5, AND 12.10 ONLY,


VALUEVISION INTERNATIONAL, INC.


By: /s/ Gene McCaffery
   --------------------------------------
        Name: Gene McCaffery
        Title: Chief Executive Officer




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